Exhibit 99.2

EVERSOURCE ENERGY AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

	For the Three Months Ended March 31,
(Thousands of Dollars, Except Share Information)	2021	2020
Operating Revenues	$2,825,840	$2,373,726

Operating Expenses:
Purchased Power, Fuel and Transmission	998,491	876,570
Operations and Maintenance	465,542	342,062
Depreciation	270,704	236,211
Amortization	108,013	49,776
Energy Efficiency Programs	188,063	148,393
Taxes Other Than Income Taxes	209,459	181,594
Total Operating Expenses	2,240,272	1,834,606
Operating Income	585,568	539,120
Interest Expense	137,766	134,715
Other Income, Net	34,201	24,104
Income Before Income Tax Expense	482,003	428,509
Income Tax Expense	113,980	91,876
Net Income	368,023	336,633
Net Income Attributable to Noncontrolling Interests	1,880	1,880
Net Income Attributable to Common Shareholders	$366,143	$334,753

Basic Earnings Per Common Share	$1.07	$1.01

Diluted Earnings Per Common Share	$1.06	$1.01

Weighted Average Common Shares Outstanding:
Basic	343,678,243	331,102,237
Diluted	344,334,689	332,937,153

The data contained in this report is preliminary and is unaudited. This report is being submitted for the sole purpose of providing information to shareholders about Eversource Energy and Subsidiaries and is not a representation, prospectus, or intended for use in connection with any purchase or sale of securities.